May 31, 2016

United States Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Re: Request for Qualification

Tuscan Gardens Secured Income Fund, LLC

SEC File No: 024-10455

Dear Mr. Adams and Mr. Dobbie:

On behalf of the issuer, Tuscan Gardens Secured Income Fund, LLC (the “Company”), the undersigned requests that the SEC qualify the Company’s offering statement. Furthermore, the Company acknowledges that:

1.                  Should the Commission or the Staff, acting pursuant to delegated authority, qualify the filing, it does not foreclose the Commission from taking any action with respect to the filing;

2.                  The action of the Commission or the Staff, acting pursuant to delegated authority, in qualifying the filing, does not relieve the Company from its full responsibility for the adequacy and accuracy of the disclosure in the filing; and

3.                  The Company may not assert staff comments and/or qualification as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

If you have any questions or need further information, please do not hesitate to contact the undersigned.

Sincerely,

/s/ Laurence J. Pino

Laurence J. Pino

Chief Executive Officer

Tuscan Gardens Secured Income Fund, LLC